Dresser-Rand Reports Second Quarter 2011 Diluted EPS of $0.14

The Company Remains On-track to Hit Operating Income and Bookings Guidance for the Year

HOUSTON, Aug. 4, 2011 /PRNewswire/ --

Results Summary (dollars in millions, except per share data):
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Total revenues	$588.9	$431.2	$943.1	$933.3
Income from operations	$37.9	$62.9	$57.1	$127.3
Interest expense, net	($16.0)	($8.3)	($31.0)	($16.5)
Early redemption premium on debt	($1.9)	$0.0	($10.1)	$0.0
Other (expense) income, net	($1.8)	($0.6)	$1.8	($16.9)
Income before income taxes	$18.2	$54.0	$17.8	$93.9
Net income attributable to Dresser-Rand	$10.7	$35.0	$11.1	$57.3
Diluted EPS	$0.14	$0.43	$0.14	$0.70
Shares used to compute EPS (000)	78,570	82,214	79,404	82,228
Other information:
Total bookings	$603.8	$557.2	$1,126.1	$1,122.5
Total backlog	$2,245.7	$1,844.9	$2,245.7	$1,844.9

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $10.7 million, or $0.14 per diluted share, for the second quarter 2011. This compares with net income of $35.0 million, or $0.43 per diluted share, for the second quarter 2010.

According to Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, "The second quarter has certainly presented us with a series of challenges given the non-recurring and unusual items associated with a variety of events, which all converged during the same reporting period. Despite these issues, which are discussed in the following analysis, backlog has continued to build and we maintain the previously provided full year guidance (pre-Guascor) for bookings and operating income. Additionally, recently imposed sanctions on Petroleos de Venezuela S.A. (PDVSA) is creating a temporary delay in proceeding with several contracts Guascor has with affiliates of the state owned oil company. However, we have now determined that the sanctions are not applicable and the earnings are expected to be realized but on a delayed basis. As a result, the previously expected approximately $0.05 of earnings accretion from Guascor is now expected to move out of the year."

Second Quarter 2011 Analysis:

1) Pre-tax income was negatively affected by:

i. The previously disclosed flood in Wellsville, which adversely impacted the second quarter by approximately $10.8 million ($0.08 per share). As previously stated, the preponderance of the lost production will be recovered by year end and the net impact on operating income for the year is expected to be close to the $2.5 million insurance deductable under the Company's insurance program, which covers business interruption, clean-up and other out-of-pocket expenses.

ii. Non-recurring Grupo Guascor (GG) integration and transaction-related expenses of approximately $7.9 million ($0.06 per share).

iii. The continuing political instability in the Middle East and North Africa, primarily in Libya, that reduced pre-tax income by approximately $4.0 million ($0.03 per share) compared with the corresponding period last year.

iv. An operating loss at GG for the second quarter 2011 of $0.8 million ($0.01 per share), which included $7.5 million of incremental amortization and depreciation related to acquisition accounting ("step-up amortization").

v. In connection with refinancing the Company's Senior Subordinated Notes due 2014, a premium on early redemption of debt and the acceleration of deferred financing fees that amounted to approximately $3.2 million ($0.02 per share).

Considering the above items that directly impacted operating income, the Company's operating results before GG were consistent with the previous year's actual results of $62.9 million and in the middle of the guidance range provided during the first quarter 2011 earnings conference call. Furthermore, aside from the ongoing political instability in the Middle East and North Africa, the other items listed above have a negligible effect on full year results. Accordingly, the Company reiterates its pre-GG guidance for operating income to be in the range of $260 to $300 million.

2) Aftermarket bookings before GG of $275 million were, as expected, sequentially higher than those of the first quarter 2011 ($263 million) and approximately 9% higher compared with the corresponding period last year. The Company continues to expect full year aftermarket bookings before GG to be in the range of $1.0 to $1.2 billion.

3) New units bookings before GG of $242 million were slightly down from the first quarter 2011 ($260 million) principally due to the timing of the closing of major projects. Although new units bookings for the first six months of 2011 stand at $501 million, it is the Company's view that the run rate will increase sequentially over the next two quarters such that the previously provided guidance range of $1.2 to $1.4 billion in bookings before GG is unchanged. These projects have long proposal cycles and the Company is confident that it will achieve its previous guidance.

4) As of the end of July 2011, new units backlog scheduled for shipment in 2012 stands at approximately $1.0 billion. As a point of comparison, the new units backlog at the end of July 2008, that was scheduled for 2009 shipment, was approximately $800 million. This is significant as 2009 represented the highest volume of new units sales in the history of the Company.

5) New units operating margin excluding GG was 7.7% of sales. This was primarily due to a large project that had an unusually low margin. The Company reiterates that, on a full year basis, new units operating margins before GG are expected to come in at low double digits, consistent with previous guidance. As to the aftermarket operating margins before GG, they were also below average at 19.4%. This is principally due to the out-of-pocket costs and delay in shipments associated with the Wellsville flood, which are expected to be substantially recovered in the second half of the year and, therefore, are not expected to affect the previously provided guidance for aftermarket operating income margins of 22% to 24% for the full year.

6) The Company estimates that approximately $0.05 of earnings per share associated with several contracts that GG has with an affiliate of PDVSA will move out of 2011. In the month of May, the US imposed sanctions on PDVSA. The Company has determined that the sanctions do not apply to the contracts . As a result of these sanctions, however, the affiliate has delayed progress on the contracts pending their own determination of the impact of the sanctions. While GG is now expected to be approximately neutral to Dresser-Rand's net earnings in 2011, the Company expects to realize the benefits of the contracts in future periods.

Discussion of Dresser-Rand Results Excluding GG:

Total revenues for the second quarter 2011 of $514.1 million increased $82.9 million or 19.2% compared with $431.2 million for the second quarter 2010. The increase in revenues was principally due to higher volumes reflecting the recovery in energy infrastructure markets worldwide. However, volumes were adversely affected by the continuing political instability in the Middle East and North Africa, principally in Libya. Additionally, the Company estimates that the impact of the flood at its Wellsville facility deferred approximately $20.8 million of sales to future periods.

Total revenues for the six months ended June 30, 2011, of $868.3 million decreased $65.0 million or 7.0% compared with $933.3 million for the corresponding period in 2010. The decrease in revenues was principally due to lower volume. As mentioned above, the Wellsville flood deferred approximately $20.8 million of revenues to future periods and the Company experienced lower volumes due to the political instability in the Middle East and North Africa, principally in Libya. These volume impacts were partially offset by the effect of the global recession on 2009 bookings, which resulted in lower 2010 revenues.

Operating income for the second quarter 2011 was $38.7 million. This compares to operating income of $62.9 million for the second quarter 2010. Operating income decreased from the corresponding period last year due to a number of adverse impacts including lower new units margins, GG non-recurring integration and transaction-related expenses, the Wellsville flood and the political instability in the Middle East and North Africa. The non-recurring GG integration and transaction-related expenses were approximately $7.9 million, which were recorded on Dresser-Rand's pre-GG books. The Company estimates that the flood reduced its operating income by approximately $10.8 million due to one-time costs for clean-up and the deferral of certain shipments and that the political instability in the Middle East and North Africa adversely affected the quarter by approximately $4 million compared to the year earlier period.

Operating income for the six months ended June 30, 2011, was $57.9 million. This compares to operating income of $127.3 million for the corresponding period in 2010. Operating income decreased from the prior year period primarily due to the factors mentioned above along with a less favorable mix of segment revenues.

Bookings before GG for the second quarter 2011 of $516.9 million decreased 7.2% compared with bookings for the second quarter 2010 of $557.2 million. Bookings for the six months ended June 30, 2011, of $1,039.2 million decreased 7.4% compared with bookings for the corresponding period in 2010 of $1,122.5 million.

The backlog at the end of June 2011 of $2,177.0 million increased $332.1 million or 18.0% compared with the backlog of $1,844.9 million at the end of June 2010.

New Units Segment

New units revenues for the second quarter 2011 of $272.5 million increased 62.5% compared with $167.7 million for the second quarter 2010, principally due to higher volume partially offset by the impact of the flood in Wellsville. The Company estimates that the impact of the flood resulted in approximately $13.9 million of new units sales being delayed to future periods.

New units revenues for the six months ended June 30, 2011, of $417.4 million decreased 7.8% compared with $452.9 million for the corresponding period in 2010. The decrease in revenues compared with the corresponding period last year was principally due to lower volumes as a result of the impact of the recession that negatively affected new unit bookings in 2009 and the impact of the flood in Wellsville.

New units operating income was $21.1 million for the second quarter 2011 compared with $28.7 million for the second quarter 2010. This segment's operating margin was 7.7% compared with 17.1% for the second quarter 2010. The decreases in both operating income and margin were principally due to a less favorable mix of projects and the adverse impact of the Wellsville flood. In addition, in the second quarter 2010, the low overall percentage of new units revenues to total revenues resulted in a shift of overhead allocations to the aftermarket parts and services segment in that period.

New units operating income was $34.5 million for the six months ended June 30, 2011, compared with $69.1 million for the corresponding period in 2010. This segment's operating margin for the six months ended June 30, 2011, was 8.3% compared with 15.3% for the corresponding period in 2010. The decreases in both operating income and margin were principally due to lower volume and the factors mentioned above.

Bookings for the second quarter 2011 of $241.5 million decreased 20.5% compared with bookings for the second quarter 2010 of $303.7 million. Bookings for the six months ended June 30, 2011, of $501.0 million decreased 17.2% compared with bookings for the corresponding period in 2010 of $605.0 million.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the second quarter 2011 of $241.7 million decreased 8.3% compared with $263.5 million for the second quarter 2010. The decrease was principally due to the impact of the flood in Wellsville and the political instability in the Middle East and North Africa. The Company estimates that $6.8 million of aftermarket revenues have been delayed to future periods due to the flood.

Aftermarket parts and services revenues for the six months ended June 30, 2011, of $450.9 million decreased 6.1% compared with $480.4 million for the corresponding period in 2010. The decrease in revenues was principally due to the factors mentioned above.

Aftermarket operating income for the second quarter 2011 of $46.9 million compares with $58.2 million for the second quarter 2010. This segment's operating margin of 19.4% compares with 22.1% for the second quarter 2010. The decreases in both operating income and margin was due to the adverse impacts of the political instability in the Middle East and North Africa and the Wellsville flood.

Aftermarket operating income for the six months ended June 30, 2011, of $75.8 million compares with $104.0 million for the six months ended June 30, 2010. This segment's operating margin of 16.8 % compares with 21.6% for the corresponding period in 2010. The decreases in both operating income and margin from the corresponding period in 2010 was attributable to the factors mentioned above.

Bookings for the three months ended June 30, 2011, of $275.4 million were 8.6% higher than bookings for the corresponding period in 2010 of $253.5 million. Bookings for the six months ended June 30, 2011, of $538.2 million were 4.0% higher than bookings for the corresponding period in 2010 of $517.5 million.

Discussion of GG for the Period from May 4, 2011, Closing to June 30, 2011

GG's bookings were $86.9 million. New units bookings were $41.1 million and aftermarket bookings were $45.8 million. GG's backlog at the end of June 2011 was $72.4 million.

GG's revenues were $74.7 million. New units revenues were $28.9 million and aftermarket revenues were $45.8 million.

GG operating loss was $0.8 million including $7.5 million of step-up amortization. Under acquisition accounting the Company recorded intangible assets of approximately $10.9 million relating to GG's backlog and inventory at the date of acquisition, which will amortize over a four month period. As a result, the amount of step-up amortization will reduce by approximately $2.7 million per month beginning September 2011.

Income Taxes

The effective tax rate of 38.5% for the second quarter 2011 was higher than the expected full year rate of 33%. This was due to the treatment of certain foreign sourced income and will not significantly affect the full year effective tax rate mentioned above.

Liquidity and Capital Resources

As of June 30, 2011, cash and cash equivalents totaled $127.4 million and borrowing availability under the $600.0 million revolving credit portion of the Company's senior secured credit facility was $403.5 million, as $176.0 million was used for outstanding letters of credit and $20.5 million of borrowings was outstanding under the revolving credit facility. In addition to the aforementioned letters of credit, $121.0 million of letters of credit and bank guarantees was outstanding under uncommitted lines of credit at the end of the second quarter 2011.

In the first six months of 2011, cash used in operating activities was $13.8 million, which compared with cash provided by operating activities of $102.5 million for the corresponding period in 2010. The decrease of $116.3 million was principally from changes in working capital and lower net income.

Net cash used in investing activities was $293.0 million for the six months ended June 30, 2011, compared to $78.6 million for the six months ended June 30, 2010. Cash from investing activities includes the acquisition of GG, which closed on May 4, 2011. The Company paid approximately $304.9 million in cash ($261.9 million net of cash acquired) and delivered 5,033,172 shares of Dresser-Rand common stock at closing.

In the first six months of 2011, capital expenditures totaled $23.0 million. As of June 30, 2011, total debt was $973.7 million and total debt net of cash and cash equivalents was approximately $835.1 million.

During the six months ended June 30, 2011, the Company refinanced its senior subordinated unsecured notes, initiated two separate Accelerated Stock Buyback (ASB) programs totaling $355 million and entered into a $1 billion, 5 year, senior secured credit agreement comprised of a $600 million revolving credit facility and a $400 million term loan facility. Under the ASB programs, the total $355 million purchase price of the two programs was recorded as a reduction in shareholders' equity in the first quarter to reflect the prepayments to initiate the programs. Outstanding shares are reduced by the number of shares repurchased when they are delivered. The programs are expected to be completed by the end of 2011.

Outlook

The Company 2011 full year guidance outlined below now includes the estimated incremental impact of the acquisition of Grupo Guascor, which closed on May 4, 2011.

For the third quarter 2011 the Company expects operating income to be in the range of 20 to 24 percent of the total year.

For the full year 2011, the Company's expects:

  New units bookings of $1.4 to $1.6 billion,
  Aftermarket bookings of $1.1 to $1.3 billion,
  Operating income of $275 to $315 million,
  New units segment margins of low double digits and aftermarket segment margins of 22% to 24%,
  Interest expense of $60 million to $64 million, which includes $8.5 million of accelerated amortization of deferred financing fees as a result of replacing the previously existing Senior Secured Credit Facility and executing the cash tender offer to purchase the previously existing 7 3/8% Senior Subordinated Notes, and
  An effective tax rate of approximately 33 percent.

Conference Call

The Company will discuss its second quarter 2011 results at its conference call on Friday, August 5, 2011. A webcast presentation will be accessible live at 9:00 a.m. Eastern Time. You may access the live presentationat www.dresser-rand.com. Participants may also join the conference call by dialing (877) 303-3199 in the U.S. and (408) 427-3882 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast is expected to be available from 12:30 p.m. Eastern Time on August 5, 2011, through 11:59 p.m. Eastern Time on August 12, 2011. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (855) 859-2056 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 86704654.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, India, and China, and maintains a network of 45 service and support centers (including 6 engineering and R&D centers) covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook", and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Unaudited; $ in millions, except per share amounts)

Net sales of products	$ 424.9	$ 308.3	$ 678.3	$ 706.8
Net sales of services	164.0	122.9	264.8	226.5
Total revenues	588.9	431.2	943.1	933.3
Cost of products sold	322.1	199.6	500.3	486.7
Cost of services sold	121.6	88.0	197.0	160.9
Total cost of sales	443.7	287.6	697.3	647.6
Gross profit	145.2	143.6	245.8	285.7
Selling and administrative expenses	99.6	74.1	176.6	145.5
Research and development expenses	7.7	6.6	12.1	12.9
Income from operations	37.9	62.9	57.1	127.3
Interest expense, net	(16.0)	(8.3)	(31.0)	(16.5)
Early redemption premium on debt	(1.9)	-	(10.1)	-
Other (expense) income , net	(1.8)	(0.6)	1.8	(16.9)
Income before income taxes	18.2	54.0	17.8	93.9
Provision for income taxes	7.0	19.0	8.2	36.6
Net income	11.2	35.0	9.6	57.3
Net (income) loss attributable to noncontrolling interest	(0.5)	-	1.5	-
Net income attributable to Dresser-Rand	$ 10.7	$ 35.0	$ 11.1	$ 57.3
Net income per share
Basic	$ 0.14	$ 0.43	$ 0.14	$ 0.70
Diluted	$ 0.14	$ 0.43	$ 0.14	$ 0.70
Weighted average shares outstanding - (in thousands)
Basic	77,825	81,802	78,634	81,834
Diluted	78,570	82,214	79,404	82,228

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Unaudited; $ in millions)
Revenues
New units	$ 301.4	$ 167.7	$ 446.3	$ 452.9
Aftermarket parts and services	287.5	263.5	496.8	480.4
Total revenues	$ 588.9	$ 431.2	$ 943.1	$ 933.3
Gross profit
New units	$ 52.8	$ 46.5	$ 84.4	$ 110.0
Aftermarket parts and services	92.4	97.1	161.4	175.7
Total gross profit	$ 145.2	$ 143.6	$ 245.8	$ 285.7
Operating income
New units	$ 22.0	$ 28.7	$ 35.5	$ 69.1
Aftermarket parts and services	46.1	58.2	75.0	104.0
Unallocated	(30.2)	(24.0)	(53.4)	(45.8)
Total operating income	$ 37.9	$ 62.9	$ 57.1	$ 127.3
Bookings
New units	$ 282.7	$ 303.7	$ 542.2	$ 605.0
Aftermarket parts and services	321.1	253.5	583.9	517.5
Total bookings	$ 603.8	$ 557.2	$ 1,126.1	$ 1,122.5
Backlog - ending
New units	$ 1,792.1	$ 1,475.6	$ 1,792.1	$ 1,475.6
Aftermarket parts and services	453.6	369.3	453.6	369.3
Total backlog	$ 2,245.7	$ 1,844.9	$ 2,245.7	$ 1,844.9

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2011	2010
	(Unaudited; $ in millions, except share amounts)
Assets
Current assets
Cash and cash equivalents	$ 127.4	$ 420.8
Restricted cash	11.2	-
Accounts receivable, less allowance for losses of $10.0 at 2011 and $11.4 at 2010	366.3	303.5
Inventories, net	402.9	291.6
Prepaid expenses and other	67.9	36.5
Deferred income taxes, net	31.7	31.8
Total current assets	1,007.4	1,084.2
Property, plant and equipment, net	487.3	278.1
Goodwill	874.3	487.1
Intangible assets, net	559.1	426.0
Deferred income taxes	39.6	9.6
Other assets	67.7	29.3
Total assets	$ 3,035.4	$ 2,314.3

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 503.5	$ 401.4
Customer advance payments	283.4	253.6
Accrued income taxes payable	12.7	14.1
Loans payable	12.8	-
Current portion of long-term debt	36.4	-
Total current liabilities	848.8	669.1
Deferred income taxes	48.7	35.5
Postemployment and other employee benefit liabilities	86.4	109.0
Long-term debt	924.5	370.0
Other noncurrent liabilities	96.6	43.4
Total liabilities	2,005.0	1,227.0
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 79,796,175 and 80,436,896 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	241.6	341.9
Retained earnings	795.9	784.8
Accumulated other comprehensive loss	(6.3)	(40.2)
Total Dresser-Rand stockholders' equity	1,032.0	1,087.3
Noncontrolling interest	(1.6)	-
Total stockholders' equity	1,030.4	1,087.3
Total liabilities and stockholders' equity	$ 3,035.4	$ 2,314.3

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Six months ended June 30,
	2011	2010
	(Unaudited; $ in millions)
Cash flows from operating activities
Net income attributable to Dresser-Rand	$ 11.1	$ 57.3
Adjustments to reconcile net income attributable to Dresser-Rand to net cash (used in) provided by operating activities
Depreciation and amortization	37.0	25.8
Deferred income taxes	1.6	(1.3)
Stock-based compensation	4.9	5.8
Excess tax benefits from share-based compensation	(3.6)	(0.6)
Amortization of debt financing costs	9.9	1.6
Provision for losses on inventory	0.4	1.8
Loss on sale of property, plant and equipment	0.2	0.6
Net income from equity investment	(0.4)	(0.1)
Working capital and other, net of acquisitions
Accounts receivable	32.8	18.1
Inventories	(35.8)	45.0
Accounts payable and accruals	(47.9)	(36.1)
Customer advances	14.2	(25.3)
Other	(38.2)	9.9
Net cash (used in) provided by operating activities	(13.8)	102.5
Cash flows from investing activities
Capital expenditures	(23.0)	(10.0)
Proceeds from sales of property, plant and equipment	0.2	0.2
Acquisitions, net of cash acquired	(261.9)	(68.8)
Other investments	(5.0)	-
Decrease in restricted cash balances	(3.3)	-
Net cash used in investing activities	(293.0)	(78.6)
Cash flows from financing activities
Proceeds from exercise of stock options	2.8	0.7
Proceeds from short-term borrowings	1.9	-
Payments of short-term borrowings	(11.0)	-
Proceeds from long-term debt	1,076.8	-
Excess tax benefits from share-based compensation	3.6	0.6
Repurchase of common stock	(355.0)	(25.7)
Payments for debt financing costs	(16.4)	-
Payments of long-term debt	(704.1)	(0.1)
Net cash used in financing activities	(1.4)	(24.5)
Effect of exchange rate changes on cash and cash equivalents	14.8	(15.9)
Net decrease in cash and cash equivalents	(293.4)	(16.5)
Cash and cash equivalents, beginning of the period	420.8	223.2
Cash and cash equivalents, end of period	$ 127.4	$ 206.7

Reconciliation of GAAP to Non-GAAP Financial Information

	June 30,	December 31,
	2011	2010
	(Unaudited; $ in millions)
Components of net debt
Cash and cash equivalents	$ 138.6	$ 420.8
Current portion of long-term debt and loans payable	(49.2)	-
Long-term debt	(924.5)	(370.0)
Net debt	$ (835.1)	$ 50.8

Net debt is defined as total debt minus cash and cash equivalents.  The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances,pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Investors, Blaise Derrico, Director Investor Relations of Dresser-Rand, +1-713-973-5497